Exhibit 4.12

Contract ID: ****

CPP 2024

China Partner Capability Fund Program Agreement

This China Partner Capability Fund Program Agreement (“Agreement”), dated as of the Effective Date (as defined below), is entered into by Google Asia Pacific Pte. Ltd., whose principal place of business is at 70 Pasir Panjang Road, #03-71, Mapletree Business City 11, Singapore 117371 (“Google”) and HQT NETWORK CO., LIMITED, whose registered office/principal place of business and billing address (as recorded by Google) is at Workshop 60, 3/F Block A, East Sun Industrial Centre, No. 16 Shing Yip Street, KL (“Partner”) (each of Google and Partner, a “Party” and together the “Parties”). This Agreement will be effective from the date on which the last Party signs it (the “Effective Date”).

Introduction

This Agreement is made with reference to the following:

(A) The Partner Entities wish to participate in the Program and Google agrees to such participation, subject to the terms and conditions of this Agreement.

(8) This Agreement does not create any relationship of agent and principal between Google and any Partner Entities. This Agreement governs the commercial relationship between Google and Partner insofar as it relates to the benefits expressly provided by this Agreement. This Agreement does not govern any entity’s use of Ads services or any other product or service provided by Google or a Google Affiliate.

1.	Definitions and Interpretation.

1.1 In this Agreement, the following definitions apply unless expressly stated otherwise:

“Account Receivable” means the Ads Spend that Partner Entity(ies) incurred with Google and is billed by Google in the form of invoices raised by Google and delivered to Partner Entity(ies) for payment but has not been paid by Partner Entity(ies).

“Acquisition Benefiting Spend” means the Qualifying Spend

-	firstly capping Non-AC Ads Spend at the USD*** per Ads Parent Level per Performance Period.

-	then deducting USD*** per Ads Parent Level per Performance Period.

“Activation Benefiting Spend” means the Qualifying Spend

-	firstly capping Non-AC Ads Spend at the USD 75,000 per Ads Parent Level per Performance Period. then deducting

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S1 Category

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S2 Category

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S3 Category

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S4 Category

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S5 Category

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S6 Category

USD*** per Ads Parent Level per Performance Period if Eligible Activation Advertiser is in S7 Category

“Activation Capability Fund” refers to the meaning of this term stated at Exhibit A.

“Ads” means advertising content, which is purchased through Google Ads.

“Ads Parent Level” means a unique company or company group of an Advertiser, which is not owned by another company, including but not limited to the following:

(1) If Advertiser is government, the Ads Parent Level will be the public entity that is: political in nature, oversees a jurisdiction, and is autonomous to a significant degree.

(2) If Advertiser is a conglomerate - the Ads Parent Level will be the name of the corporate group that owns the corporations that are engaged in different industries.

(3) If Advertiser is venture capital - the Ads Parent Level will be the name of the company that owns at least *** % of the companies it invests in.

“Advertiser” means any end advertiser who (1) directly engaged, and contracted with the Partner Entity to place Ads on its behalf; (2) has its registered office or principal place of business, and billing addresses (as recorded by Google) located in the Territory; and (3) maintains a majority of the operation personnel for its media purchase, media operation and product promotion strategy decisions in the Territory. Google at its sole discretion (acting reasonably) has rights to determine the Advertiser eligibility.

“Affiliate” means with respect to a Party, an entity that directly or indirectly controls, is controlled by or is under common control with such Party.

“Agency Credit Risk Management Program” is a voluntary based program where Google or Google Affiliates agree with Partner and Advertisers to transfer Advertiser billing to direct billing to Google or Google Affiliates with the objective to mitigate Agency account receivable and credit exposure risks.

“App Campaign” or “AC” means a fully automated Google app install product solution which allows advertisers to find users relevant for their business goals across all of Google’s inventory.

“Benefiting Spend” means any or total spend of Acquisition Benefiting Spend and Activation Benefiting Spend.

“Carryover New Advertiser” means any Advertiser that has Ads spend in the year 2023 and meets the pre-conditions decided by Google. The list of Carryover New Advertisers will be provided by Google via email for Partner. The Carryover New Advertisers will only be considered eligibility for 2024 Acquisition Kicker, and will not be considered eligibility for 2024 Activation Kicker. Google at its sole discretion (acting reasonably) has rights to determine which Advertiser is Carryover New Advertiser.

“Carryover Eligible New Advertiser” means any Carryover New Advertiser that has Qualifying Spend more than or equal to USD*** generated by Partner Entity(ies) in a single Performance Period in year 2024. Google at its sole discretion (acting reasonably) has rights to determine the qualification for Carryover Eligible New Advertiser and to decide which Advertiser is Carryover Eligible New Advertiser.

“CID” means Google Ads Account number stipulated in the Google Ads services system.

“Confidential Information” means information that one Party (or an Affiliate) discloses to the other Party under or in connection with this Agreement, and which is marked as confidential or would normally under the circumstances be considered confidential information, including the terms of this Agreement. It does not include information that the recipient already knew, that becomes public through no fault of the recipient, that was independently developed by the recipient, or that was lawfully given to the recipient by a third party.

“Currency” means USD.

“DV360” means Display & Video 360, previously known as DoubleClick Bid Manager.

“Eligible New Advertiser” means any Advertiser at the Ads Parent Level which has no Ads spend in year 2023 but has Qualifying Spend more than or equal to USD*** generated by Partner Entity(ies) in a single Performance Period in year 2024. Google, at its sole discretion (acting reasonably), has rights to determine the qualification for Eligible New Advertiser and to decide which Advertiser is Eligible New Advertiser.

“Eligible Partner Affiliate” means an Affiliate of Partner whose registered offices and billing addresses (as recorded by Google) are located in the Partner Territory and whose spend Google attributes to Partner in the financial reporting systems which are used by Google to administer the Program. Eligible Partner Affiliates are listed in Exhibit B to this Agreement, but other Affiliates of Partner that meet the criteria in this definition may also be determined to be Eligible Partner Affiliates at Google’s discretion.

“Eligible Activation Advertiser” means any Advertiser at the Ads Parent Level, who meets criteria of any following categories (S1 Category-S7 Category) in which:

(a)	the Advertiser has Non-AC Ads spend but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google (S1 Category);

(b)	the Advertiser has Non-AC Ads spend higher than USD *** but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google (S2 Category);

(c)	the Advertiser has Non-AC Ads spend higher than USD *** but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google (S3 Category);

(d)	the Advertiser has Non-AC Ads spend higher than USD *** but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google(S4 Category);

(e)	the Advertiser has Non-AC Ads spend higher than USD *** but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google (S5 Category);

(f)	the Advertiser has Non-AC Ads spend higher than USD *** but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google (S6 Category); and

(g)	the Advertiser has Non-AC Ads spend higher than USD *** but less than or equal to USD *** in 2023, and has Qualifying Spend equal to or higher than USD *** in a single Performance Period in 2024 attributed to Partner Entity(ies) by Google(S7 Category).

The list of Eligible Activation Advertisers meeting above criteria of ads spend in 2023 and their applicable categories will be decided by Google based on Google financial reporting systems that Google uses to administer the Program. Google will inform Partner such a list via email when it is available to share. Google, at its sole discretion (acting reasonably), has the rights to determine qualification for Eligible Activation Advertisers and the list of Eligible Activation Advertisers.

“Golden MCC” means the top level Managed Account for Partner Entities, which are specified in Exhibit B of the Agreement. On a given day during the Performance Period, only Ads spend generated under CIDs which are linked to the Golden MCC directly or indirectly would be eligible to be included into Qualifying Spend.

“Google Ads” means Google’s online advertising program offered by Google or its Affiliates, which was named “Google AdWords” in the past.

“Hard Suspension/Hard Suspend” means Google have Partner Entities’ Ads account 100% suspended and have all account operations under Partner Entities stopped completely.

“Manager Account” also referred to as “MCC”, previously known as My Client Center in the Google Ads services platform. Manager Account is a type of Google Ads account that provides access for Partner Entities to manage, report on, and optimize multiple Google Ads accounts.

“New Acquisition Capability Fund” refers to the meaning of this term stated at Exhibit A.

“Non-AC Ads” means the Ads that did not use AC as a campaign type.

“Non-AC Search Ads Spend” means the fee for Ads that did not use AC as a campaign type and is provided by Google search service.

“Overdue Days” means the number of days that a Partner Entity(ies)’s outstanding Account Receivable past its due date, which is recorded in its invoice.

“Partner Capability Fund” or “PCF” means the applicable amount payable to Partner calculated in accordance with Exhibit A to this Agreement.

“Partner Entity(ies)” means Partner and any of Eligible Partner Affiliates.

“Partner Territory” means Mainland China or Hong Kong, where all Partner Entities business registrations and billing addresses are located.

“Payment Profiles of Partner Entities” means the payments profile generated and authorized by Google, which stores information about the Partner Entities that are legally responsible for costs generated by Google Ads account. It contains contact information, payment methods and settings, and a unique numeric ID which appears on account invoices and other documents, as specified in Exhibit B.

“Performance Commitment” means the performance commitment listed in Exhibit C.

“Performance Commitment Notice” means Partner’s written determination of which Performance Commitments were achieved and which Performance Commitments were not achieved during the Program Period. The form and format of the Performance Commitment Notice is set forth in Exhibit D.

“Performance Period” means each three-month period in sequence beginning at one second past midnight (00:00.01 am) Pacific Standard Time on the first date of the Program Period.

“Program” or “CPP” means Google’s China Partner Capability Fund Program.

“Program Period” means the period beginning at one second past midnight (00:00.01 am) Pacific Standard Time on the latter of January 1, 2024 and the first day of the same month of the Effective Date through and ending one second past midnight (00:00.01 am) Pacific Standard Time on the day following the December 31, 2024 (Pacific Standard Time) (“Program End Date”). If the Agreement is early terminated the Program Period will end on the termination date of Agreement.

“Qualifying Spend” means, subject to the exclusions below, the sum of the total amount paid or payable (calculated in the Currency and net of any applicable discounts) for purchases of Non-AC Ads that targeted to users in any eligible user countries (“Eligible User Countries”) by a Partner Entities on behalf of Advertisers during the Program Period within the Term which Google attributes to Partner Entities in the Partner Territory in the financial reporting systems Google uses to administer the Program. Such amounts are generated from and billed through Google Ads accounts user interface which are directly managed and operated by Partner Entities and billed through and processed by the Payment Profiles of Partner Entities, which shall be linked to billing addresses located in the Partner Territory. Partner Entities will provide substantial services to generate genuine year-on-year growth of Qualifying Spend. The billing and payment service itself provided by Partner Entities may not qualify associated Google Ads spend as Qualifying Spend.

Qualifying Spend does not include:

(a) fees paid or payable for use of demand side platforms including DV360 and App Campaign (formerly known as ‘Universal App Campaign’) ads;

(b) Ads spend which is purchased through CONNECT RESERVE or DV360;

(c) Ads spend served end users outside of Eligible User Countries, such as Russia, France and Hungary;

(d) any applicable regulatory operating fee, jurisdiction specific fee, surcharge, costs, or any other similar fee or cost, as determined by Google;

(e) VAT or other applicable taxes.

In each case, ads contributing to Qualifying Spend are subject to their continued availability by Google. Eligible User Countries list may be updated by Google from time to time.

Qualifying Spend (i) will be solely calculated in accordance with Google’s measurements for this Program; and (ii) does not include any amounts which are not charged to Partner Entities or Advertiser, such as credits, billing adjustments, over-delivery, or write-offs; (iii) If Google introduces new Ads formats or new Ads products, Google will decide in its sole discretion whether and how spend on such formats or products counts towards Qualifying Spend.

“Quarter” means during the Program Period each three-month period in sequence starting at one second past midnight (00:00.01 am) Pacific Standard Time on the first date of the Program Period. “Quarterly” is to be construed accordingly.

“Search” means Google search service.

“Search Ads” means ads provided by Google search service and purchased through Google Ads, such as ads on Google.com, product listing ads, or hotel ads.

“Soft Suspension/Soft Suspend” means suspending capabilities of Partner Entities and all accounts managed by Partner Entities to create new Ads accounts, or add or amend budget for any existing Ads account.

“Term” has the meaning given to that term in Section 12.

“Terms and Conditions” means the applicable advertising terms and conditions between Google or a Google Affiliate and each Partner Entity which apply to the purchase of Ads and/or the use of the Google products and services to which this Agreement refers, and the contract(s) between each Partner Entity and Google or its Affiliate which contain the same.

“Territory” means Mainland China and Hong Kong.

“CONNECT RESERVE” means the tool used to plan and reserve video campaigns on YouTube.

1.2	In this Agreement, unless otherwise specified, any reference to:

(a) a statutory provision includes a reference to any modification or reenactment of it from time to time;

(b) a person includes an individual, a body corporate and an unincorporated association of persons; and

(c) the words “include” and “including” will not limit the generality of any words preceding them.

2.	Program Description.

This Agreement governs the Parties’ participation in the Program. The Program is intended to provide the Partner with certain incentives in connection with Partner Entities’ purchase of Ads on behalf of Advertisers. Each Partner Entity’s use of Ads are subject to the Terms and Conditions.

3.	China Partner Capability Fund.

3.1 Subject to Partner’s compliance with the terms and conditions of this Agreement, Google will pay Partner the Partner Capability Fund in accordance with Section 6 and Exhibit A.

3.2 Notwithstanding anything to the contrary herein, if Google reasonably determines that a Partner Entity:

(a)	is in breach of this Agreement or the Terms and Conditions, or

(b)	has acted in a manner which results in artificially inflated Qualifying Spend that does not reflect genuine year-on-year growth (including but not limited to where a Partner Entity places bookings or otherwise purchases ads on behalf of anyone other than Advertiser)

Google may (acting reasonably but in its sole discretion) exclude such Partner Entity’s spend from Qualifying Spend, cancel, or suspend or withhold the Partner Capability Fund (or part thereof) as appropriate, or adjust the eligibility of Activation Kickers, Acquisition Kickers, or the number of Qualifying Spend, or terminate the Agreement immediately. If Google reasonably determines that at any time during the Term a Partner Entity has spend that would be treated as Qualifying Spend or otherwise receives an incentive under a separate agreement entered into by such Partner Entity or by another entity with Google (or any Google Affiliate) for the purchase of Ads, then the Qualifying Spend attributable to such Partner Entity will not be included for the purpose of calculating the applicable Partner Capability Fund under this Agreement, unless both parties agreed otherwise in writing. When a specific Advertiser is serviced by multiple agencies, Google at its sole discretion (acting reasonably) has rights to determine whether the spend associated with such Advertiser should be recognized under this Agreement.

3.3 Any Ads spend associated with Advertisers who participate in the Agency Credit Risk Management Program will be fully excluded from the Program by Google at its sole discretion (acting reasonably).

3.4 To align with Program strategy, any Ads spend associated with specified Advertisers (Advertiser list will be sent to Partner via email later) will be entirely excluded from Activation eligibility and Acquisition eligibility by Google, at its sole discretion, acting reasonably.

3.5 Any Ads spend associated with a CID which is (i) labeled as fraudster CID by Google, or (ii) is suspended for violating Google Ads policy under the Terms and Conditions or governance policy under section 13 of this Agreement by Google, at is sole discretion, actioned reasonably, will be excluded from Qualifying Spend of any Performance Period. The exclusion of such Ads spend may be retroactively applied to Qualifying Spend of previous Performance Periods, as the discovery and determination of fraudster may be later than the delivery of the Incentive Report or Google makes the Partner Capability Fund. The causes of being deemed as fraudster CID include but not limited to (i) violation of Google policy, Terms and Conditions or Governance Policy under section 13 of this Agreement; (ii) signals of Ads payment risks; (iii) signals of other risks of noncompliance with Google’s rules; and (iv) signals of violation of laws or regulations.

3.6 Where there is any change to the list of accounts that are billed to and/or payable by the Partner Entities, Partner will notify Google within 30 days of such change. If Partner fails to notify Google of the loss or gain of any such account within 30 days, Google may, in its sole discretion, disregard all spend from that account during the Program Period for the purpose of calculating Qualifying Spend.

3.7 If, during the Program Period, any of the Eligible Partner Affiliates listed in Exhibit B to this Agreement ceases to be an Affiliate of Partner, then Partner must provide Google with notice (as described in Section 14.1) within not more than 2 days of such an event. As of the date such Eligible Partner Affiliate is no longer an Affiliate of Partner, such Eligible Partner Affiliate will no longer be an Eligible Partner Affiliate under this Agreement and any amounts due from that entity after that date will not be counted as Qualifying Spend for the purpose of calculating any applicable Partner Capability Fund under this Agreement.

3.8 If, during the Program Period, Partner gains any additional Affiliate, that Affiliate may be treated as an Eligible Partner Affiliate if:

(a) its registered offices and billing addresses (as recorded by Google) are located in the Partner Territory;

(b) its spend is attributed to Partner in the financial reporting systems used by Google to administer the Program; and

(c) it is not a party to (and its spend is not attributed to) any other incentive program with Google or Google Affiliates, including but not limited to VIP Agency Growth Program(AGP), VIP Annual Deal Agreement (Annual Deal), Acquisition Incentive Fund (AIF).

Partner’s additional Affiliates will not be added as Eligible Partner Affiliates during the Program Period, unless Google agrees in writing.

3.9 Partner will, review or at the request of Google to review any of the following information in connection with this Agreement in order to confirm its accuracy:

(a) the list of Eligible Partner Affiliates;

(b) the list of accounts, CIDs, and their Ads Parent mapping that may contribute to Qualifying Spend, or that contributed to Qualifying Spend of last year; and/or

(c) Ads spend associated with the accounts identified in (b) above.

If Partner notices any potential inaccuracies (having regard to the terms and conditions of this Agreement) it will promptly notify Google of the same in writing as soon as possible. Google will review such notification and determine what action (if any) is required to address any potential inaccuracies.

3.10 Notwithstanding anything to the contrary in this Agreement, if at any time during the Program Period a Partner Entity purchases Ads on behalf of any party other than Advertiser then any amount from the Partner Entity attributed to such party’s purchasing will not be included as Qualifying Spend for the purpose of calculating the applicable Partner Capability Fund under this Agreement.

3.11 Google has the right to audit all aspects of Partner Entities’ performance of this Agreement, as necessary, such as the accuracy and completeness of the Qualifying Spend, compliance of Governance Policy. Partner Entities will provide Google with the data, records and supporting documentation as Google requests, and opportunities to interview their Advertisers to enable Google to audit the accuracy and completeness of the Qualifying Spend, including agreements between Partner Entities and their Advertisers.

4.	Performance Commitments.

4.1 Performance Commitments. Payment by Google to Partner of the Partner Capability Fund is conditional upon each Partner Entity meeting the Performance Commitments during the Program Period.

4.2 Determination Process. Within seven (7) days following the end of each Performance Period, Partner will provide Google with a Performance Commitment Notice in writing (email sufficient) to Google main contact person, account manager. Each Performance Commitment Notice set forth at Exhibit D will include information sufficient for Google to determine whether the Partner Entities have met the Performance Commitments under this Agreement. In the event that Google reasonably disagrees with Partner’s determination set forth in a Performance Commitment Notice, it will so notify Partner within thirty (30) days following the end of each Performance Period (each such notification, a “Performance Commitment Disagreement Notice”), and the Parties will promptly negotiate in good faith to resolve the dispute. In the event Google does not notify Partner within thirty (30) days following receipt of a Performance Commitment Notice, it will be deemed to have accepted Partner’s determination set forth in that Performance Commitment Notice. In the event that a disagreement under this Section 4.2 is not resolved by the end of the twentieth (20th) day following the delivery of the Performance Commitment Disagreement Notice (each a “Disagreement”), then each Party will escalate the Disagreement to an appropriate executive level representative (the “Executive Contacts”) for resolution. After such escalation, the Executive Contacts will meet in person or by phone and attempt in good faith to resolve such Disagreement.

5.	Reporting.

5.1 Subject to the terms of this Agreement, when commercially reasonable, within the latter of (1) 45 days after the end of the Performance Period, and (2) completion of the audit under section 3.8, if any, Google will provide a report for the Performance Period in a manner and form generally made available by Google from time to time (each an “Incentive Report”). The Incentive Report will include information for Partner to confirm Google’s calculation of the Partner Capability Fund to be made by Google under this Agreement. Where Partner has not qualified for any Partner Capability Fund, Google will not provide an Incentive Report.

5.2 For each Performance Period, Partner has only one opportunity to contest Incentive Report issued by Google under Section 5.1 and must notify Google of its detailed disagreement to the Incentive Report within 7 calendar days of receipt of such Incentive Report. In the event Partner does not notify Google within such a period of time, Partner will be deemed to have accepted Google’s determination as to the Partner Capability Fund. In the event that the contest is not resolved within 14 days after the Partner raises such a contest, Google has rights to make the final decision on the content of the Incentive Report. Any type of incentive forecast, spending communication, dashboard information, reports other than Incentive Report between Google and Partner Entities does not have any implication on Incentive Report or Partner Capability Fund.

5.3 If Partner contests the Incentive Report, Partner acknowledges that this may delay payment of any Partner Capability Fund owed to Partner and Google will not be liable to Partner for such delay. If Partner and Google have not reached agreement on a contested Incentive Report by the end of 6 months after the Program End Date, Google will pay Partner the Partner Capability Fund (if any) as determined by Google in the Incentive Report delivered to Partner on the date closest to the 6 month anniversary of the Program End Date.

5.4 If, following delivery of an Incentive Report pursuant to section 5.1 but prior to payment of the Partner Capability Fund pursuant to section 6.1, Google determines (acting reasonably but in its sole discretion) that there is a material error in the Incentive Report, Google may provide Partner with corrected Incentive Report. In such circumstances, the provisions of section 5.2 will apply from the date of the corrected Incentive Report. Where an error in the Incentive Report is discovered after the Partner Capability Fund has been paid, section 6.6 will apply.

5.5 Neither Partner, nor any Eligible Partner Affiliates, nor any third party which is not appointed by Google, will have the right to conduct any audit of Google or its Affiliates in connection with this Agreement.

5.6 Partner Entities acknowledge that the level of disclosure of Qualifying Spend and/or Benefiting Spend information, whether as part of the Incentive Report or any other reporting Google elects to provide to Partner and/or Partner Entities in connection with this Agreement, may depend on Google being in receipt of appropriate permissions/consents (to Google’s satisfaction) from Partner Entities or other relevant third parties and will be subject to Google’s data sharing policies.

5.7 If requested by Google, Partner will deliver Partner documents or reports to Google, including Advertisers’ business licenses to verify Partner Entities’ compliance with the Territory requirement.

6.	Payment.

6.1 Subject to the other terms of this Agreement, Google will pay Partner the Partner Capability Fund attributed to the relevant Performance Period for each Performance Period in accordance with Exhibit A, provided that throughout the Performance Period to which the Partner Capability Fund relates and until the release of the payment of the Partner Capability Fund:

a. No Partner Entity is in breach of Section 5 (Reporting);

b. No Partner Entity is in violation of any Google policies relating to the Terms and Conditions nor violation of Governance Policy under this Agreement; and

c. No Partner Entity has 10% or more of total Account Receivable with Overdue Days of 60 or more.

The Partner Capability Fund for each Performance Period will be paid in a single payment within 150 days of the latter of the following occurrences (as applicable):

(a) the receipt of the final Incentive Report pursuant to Sections 5.1 and 5.4;

(b) the receipt by Google of Partner’s complete and detailed information that is needed for Google’s bank to make the payment;

(c) the final resolution of any contested Incentive Report, as further detailed in Section 5.2; or

(d) the receipt by Google of Partner’s Invoice.

Notwithstanding to the contrary contained in the Agreement, Google will only make the PCF payment in the third month of each Quarter.

6.2 Any payments by Google pursuant to this Agreement are inclusive of taxes imposed by any governmental entity. If Google has a legal obligation to withhold any taxes from its payments to Partner, Google will remit such taxes to the appropriate government authority, and reduce its payment to Partner by the amount of the taxes withheld.

6.3 Payments to Partner may be made by cheque, wire transfer or other methods, in Google’s sole discretion. Payments to Partner will be made pursuant to payment instruction. Partner will provide Google all information in writing (which for purposes hereof, may be provided by e-mail), which will include such instructions, information and documentation required by Google to enable Google to complete the payments to the appropriate account.

After the payment amount per the Incentive Report in Section 5.2 of Partner Capability Fund has been received by Partner, the Partner gives up the right to contest any historic payments. Should the payment amount received by Partner be different from the numbers in the Incentive Report, Partner has 30 days to notify Google if Partner disagrees with such payment, if any. After 30 days have passed, the Partner gives up the right to contest the difference.

6.4 Notwithstanding the foregoing, if Google reasonably determines that:

(a) the condition in Section 4.1(Performance Commitments) has not been met, then Google has no obligation to pay the Partner Capability Fund; and

(b) any Partner Entity has Account Receivable with Overdue Days of 30 or more, Google may cancel, suspend or withhold payment of any Partner Capability Fund for a minimum one month until all such Account Receivable is fully paid; furthermore, if following the end of the Performance Period, any Partner Entity has 10% or more of total Account Receivable with Overdue Days of 60 or more, Partner waives the right to receive any Partner Capability Fund earned during the Performance Period; Google reserves the right to exclude from Qualifying Spend of any Ads spend which, as at the end of any Performance Period, is 30 days or more past due.

6.5 Neither Partner nor any Eligible Partner Affiliates may offset any payment due under the Terms and Conditions against any payment to be made by Google under this Agreement.

Where Partner has agreed a payment plan in respect of the Terms and Conditions with Google, or there are overdue payments under the Terms and Conditions, Google may offset any payment to be made under this Agreement against any payment due under such payment plan or such overdue payments under the Terms and Conditions. All payments by Google to Partner hereunder will be made in the Currency. If any currency conversion is required in connection with the calculation of Qualifying Spend, Benefiting Spend or of the Partner Capability Fund, such conversion will be made based on Google’s financial records or data.

6.6 If at any time (whether before or after expiry or termination of this Agreement, howsoever caused) Google find that Google has overpaid Partner Capability Fund for any reason (including those set out section 3.2), then Partner will immediately on receipt of Google’s notification refund to Google any and all overpaid Partner Capability Fund.

6.7 If the Partner did not provide banking information or other information that are needed for Google to make the payment of the PCF or there are other obstacles that are not made by Google but cause Google not be able to make the payment of PCF, Google will not make the payment of the Partner Capability Fund one year after the Program End Date.

7.	Non-Exclusive. This Agreement is non-exclusive for both Parties.

8.	Confidentiality and Publicity.

8.1 Confidentiality Obligations. Subject to Section 8.2, The recipient will not disclose the Confidential Information, except to Affiliates, employees, agents or professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The recipient will ensure that those people and entities use the received Confidential Information only to exercise rights and fulfill obligations under this Agreement, while using reasonable care to keep it confidential. All information contained in reports provided by one Party (“Provider”) to the other (“Recipient”) under clause 5 (“Report Information”) will constitute the Confidential Information of the Provider.

8.2 Notwithstanding section 8.1:

(a) The recipient may disclose Confidential Information when required by law and, where Partner is the recipient of such Confidential Information, Partner will provide Google with reasonable notice of such disclosure, if permitted by law;

(b) Partner Entities may disclose the contents of this Agreement to Advertisers, subject to such Advertisers having agreed in writing to keep the same confidential;

(c) the Recipient may disclose the total number of active Advertisers, Advertisers and monthly average spend as extracted from the Report Information (“Selected Report Information”) externally so long as the Selected Report Information is aggregated with the relevant data of other members of Google or Partner such that the Selected Report Information is not provided in a stand alone manner and the Selected Report Information is not attributable to the Partner; and

(d) Subject to the execution of any applicable data sharing agreement required by Google, Google may share details of Partner’s performance under this Agreement (including the Agreement terms, Partner’s Qualifying Spend and any Partner Capability Fund received) with Partner’s agency holding company (if applicable).

8.3 Neither Party may make any public statement, including any press releases, regarding this Agreement without the other’s written approval except when required by law after giving reasonable notice to the other (if permitted to do so). Nothing in this Section 8 will prevent Google or its Affiliates from making public disclosures regarding the existence of the Program, including standard program participation conditions, performance commitment requirement, and parameters including but not limited to payout ratio and target.

9.	Warranties.

9.1 Each Party warrants and represents that:

(a) it has full power and authority to enter into this Agreement and to carry out all of its obligations set out in this Agreement; and

(b) execution, delivery and consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation or breach of, any provision of any other contract or other agreement between such Party and any third party.

9.2 Ineligible Bookings. Partner warrants to Google that no Partner Entity will place bookings or otherwise purchase Ads on behalf of any third party other than Advertisers, where the sole purpose of placing such a booking or making such a purchase is to attempt to increase Qualifying Spend (such a booking or purchase being defined as an “Ineligible Booking”). In the event that Google, acting reasonably, suspects that a Partner Entity has placed or is placing Ineligible Booking(s), Google may withhold any payments otherwise due under this Agreement pending an investigation into such suspected Ineligible Bookings. Partner will, and will procure that Partner Entities will, provide Google with all assistance reasonably requested by Google regarding such investigations, including but not limited to providing reasonable supporting documents, such as binding written agreement between Advertisers and Partner Entities and arranging interviews with Advertisers and on-site visiting on Partner Entities. All such investigations will be concluded within a reasonable time during or, as applicable, following the relevant Performance Period. Any spend incurred by Partner Entities in respect of Ineligible Bookings will be deemed excluded from Qualifying Spend.

9.3 Partner Commitments.

Partner warrants to Google that:

(a) Partner will procure each other Partner Entity’s compliance with this Agreement and it will obtain any required consents from Partner Entities prior to rescinding, or agreeing any amendment to, this Agreement. Partner agrees that a breach of this Agreement by any Partner Entity will be deemed a breach by Partner;

(b) when purchasing Ads from Google or its Affiliates on behalf of Advertiser, Partner Entities always contract as principal on behalf of such Advertiser.

(c) Partner Entities purchase Ads from Google and its Affiliates on the basis of objective decision making, in the best interests of Advertiser and that all media plans are approved by such Advertiser;

(d) Partner will disclose (and will procure that each other Partner Entity discloses): (i) any terms of this Agreement which Partner or relevant Partner Entity is under a contractual or other legal obligation to disclose to any Advertiser; and (ii) Partner Capability Fund payments which are paid or payable under this Agreement to Advertiser where Partner Entities are under a contractual or other legal duty to do so. Any of those disclosures to Advertiser will be subject to such Advertiser being bound by confidentiality obligations no less restrictive than the confidentiality obligations set out in this Agreement;

(e) Partner will comply (and will procure that each other Partner Entity complies), on a continuing basis, with applicable laws, legal duties and contractual and other legal obligations to Advertiser in respect of any payments received pursuant to this Agreement (including, without limitation, any audit rights Advertisers are entitled to exercise over Partner Entities and its Affiliates);

(f) For clarity, the Confidentiality and Publicity clause at Section 8 will not prevent the disclosure referred to at 9.3(d) above or disclosure(s) required to comply with 9.3(e); and

(g) execution, delivery and consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation or breach of, any provision of any other contract or other agreement between any Partner Entity and any third party.

9.4 Without prejudice to any other right or remedy it may have under this Agreement, should Google at any time have reasonable grounds to suspect that any Partner Entity may not be fully compliant with the warranties contained in Section 9.3, Google may request by written notice (including by email) that Partner provides Google with a re statement of such warranties, such re-statement to be in writing, in a form acceptable to Google (acting reasonably) and signed by a senior executive of Partner. If Partner fails to provide the required re-statement of warranties within two (2) weeks of the date on which Google made its request or is unwilling or unable to provide the required re statement for all warranties contained in Section 9.3, Google may terminate this Agreement with immediate effect by giving notice in writing to Partner (including by email).

10.	Brand Features

10.1 In this clause, “Brand Features” means the trade names, trademarks, logos and other distinctive brand features of a Party.

10.2 Google grants to Partner a non-exclusive, non-sublicensable, non-royalty bearing license during the Term to display Google Brand Features as provided to Partner by Google solely for the purpose of fulfilling Partner’s obligations set out in this Agreement. Partner shall request and obtain Google’s written approval before making Google’s Brand Features in public, including but not limited to having it in presentations, marketing materials or Google Ads experience center which may be set up by Partner with Google’s prior written consent.

10.3 Partner grants to Google a non-exclusive, non-sublicensable (other than to Google Affiliates), revocable (on reasonable advance written notice to Google), worldwide, non-royalty bearing license during the Term to include Partner’s Brand Features in presentations and marketing materials, including on a web page created by Google that contains:

a. the Partner’s Brand Features; and

b. a link to the Partner’s home page or relevant page on the Partner’s Website or apps.

Partner agrees at all times to adhere to:

a. Google’s Brand Features use guidelines, and any content referenced or included in them, which may be found at the following URL: http://www.google.com/permissions/guidelines.html (or such other URL that Google may provide from time to time); and

b. such other guidelines or restrictions provided by Google in writing to Partner in connection with the use of the Google Brand Features.

10.4 Notwithstanding any rights granted by Google under this or any other agreement, Partner will supply to Google material which incorporates Google’s Brand Features (which may, for the avoidance of doubt, include the name of “Google Partner” and the logo associated with it from time to time) for written approval before Partner releases such materials to the public.

10.5 For the purposes of this clauses:

a. the Party with a right of approval will reply within reasonable time; and

b. failure to respond to a request for an approval will not be considered approval.

10.6 Except for the licenses expressly set out in this Agreement, neither Party acquires any right, title or interest in or to the other Party’s Brand Features. All use by Google of Partner’s Brand Features (including any goodwill associated with that use) will inure to the benefit of Partner and all use by Partner of Google Brand Features (including any goodwill associated with that use) shall inure to the benefit of Google.

11.	Limitation and Exclusion of Liability.

11.1 Subject to Section 11.2 below, no implied conditions, warranties or other terms apply (including any implied terms as to satisfactory quality, fitness for purpose or conformance with description).

11.2 Nothing in this Agreement will exclude or limit either Party’s liability:

(a) for death or personal injury resulting from its negligence or the negligence of its employees or agents;

(b) for fraud or fraudulent misrepresentation;

(c) for misuse of Confidential Information;

(d) for any unpaid Partner Capability Fund properly due to Partner pursuant to this Agreement or any overpaid Partner Capability Fund which Google is entitled to reclaim pursuant to Section 6.6;

(e) breach of Section 14.3 (Compliance with Laws) and/or Section 9.3 (Partner Commitments); or

(f) that cannot be limited or excluded under applicable law.

11.3 Subject to Section 11.2, neither Party will be liable under this Agreement (whether in contract, tort, including negligence, or otherwise) for any:

(a) loss of revenues;

(b) loss of profits;

(c) loss of contracts;

(d) loss of or corruption of data;

(e) loss of business opportunity;

(f) loss of anticipated savings;

(g) loss of goodwill or reputation; or

(h) special, indirect or consequential losses.

11.4 Subject to Sections 11.2 and 11.3, in no event will Partner’s total aggregate liability under or in relation to this Agreement (whether in contract, tort, including negligence, or otherwise) exceed an amount equal to the greater of:

(a) USD$*** (*** US Dollars only); and

(b) an amount equal to the Partner Capability Fund paid or payable to Partner by Google under this Agreement.

11.5 Subject to Sections 11.2 and 11.3, in no event will Google’s total aggregate liability under or in relation to this Agreement (whether in contract, tort, including negligence, or otherwise) exceed USD$*** (*** US Dollars only).

12.	Term and Termination.

12.1 This Agreement will be deemed to have commenced on the Effective Date and will automatically terminate (i) on the date on which Google pays Partner the Partner Capability Fund for all Performance Periods pursuant to Section 6; (ii) (where no Partner Capability Fund is due, or where Partner has failed to provide Google with its information for payment pursuant to Section 6.3) on the 12 month anniversary of the Program End Date, or (iii) where an uncontested PCF Payment is due but Partner has not requested this payment within 24 months of the Program End Date, unless terminated earlier in accordance with this Agreement (the period during which this Agreement is in full force and effect being the “Term”).

12.2 Termination by Google. Google may at any time by giving notice in writing to Partner (including by email) terminate this Agreement or Hard Suspend the relevant Partner Entity with immediate effect in any of the following events:

(a) any Partner Entity is in material breach of this Agreement, Terms and Conditions where the breach is incapable of remedy;

(b) any Partner Entity is in material breach of this Agreement, Terms and Conditions where the breach is capable of remedy and Partner fails to remedy the breach within fourteen (14) days after receiving written notice of the breach from Google;

(c) any Partner Entity commits Persistent Breach of this Agreement or Terms and Conditions. For the purposes of this clause, a “Persistent Breach” has been committed if Partner has breached this Agreement or Terms and Conditions three (3) or more times, whether or not the breaches in question are (i) material (when considered in isolation), and/or (ii) relate to the same or different obligations and/or (iii) are cured;

(d) regardless of whether the breach would be considered material or is capable of remedy, any Partner Entity is in breach of Sections 8, 9,10,13 or 14.3 of this Agreement;

(e) any Partner Entity tries to get Partner Capability Fund for its purchasing of Ads on behalf of any party other than Advertisers or of Partner Affiliates whose registered office is not Partner Territory;

(f) Google reasonably suspects or discovers that any Partner Entity has committed a fraudulent act or acts in the nature of fraud upon Google or any Google Affiliate;

(g) Partner is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due for payment; (ii) a petition is presented or documents filed with a court or any registrar or any resolution is passed for Partner’s winding-up, administration or dissolution or for the seeking of any relief under any applicable bankruptcy, insolvency, company or similar law; (iii) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager receiver, supervisor, administrative receiver, administrator or similar officer is appointed in respect of any of Partner’s assets; or (iv) any event analogous to the events listed in this (g)(i) to (g)(iii) above takes place in respect of Partner in any jurisdiction;

(h) if any Partner Entity is guilty of any conduct which in the reasonable opinion of Google is prejudicial to Google’s legitimate interests; if the effect of any legislation, regulation, judgment, order or decree will adversely affect: (i) the relationship between the Parties under this Agreement; and/or (ii) the Program;

(i) Google reasonably determines that it is commercially impractical to continue providing Ads in light of applicable laws or regulations in the Partner Territory or Territory.

U) if any Partner Entity’s participation in the Program breaches any third- party rights (including rights under contract);

(k) Google believes, in good faith, that any Partner Entity has violated or caused Google to violate any Anti-Bribery Laws or Import and Export Laws (as defined in clause 14.3 below), or that such a violation is reasonably likely to occur;

(I) Any Partner Entity undergoes a change of Control;

(m) Any Partner Entity has 10% or more of total Account Receivable with Overdue Days of 60 or more;

(n) Occurrence that specified in the section 3.2; or

(n) Any Partner Entity breaches Section 10 (Brand Features).

12.3 Google’s right to Soft Suspend. In the event any Partner Entity fails to make any applicable payments under applicable Terms and Conditions, Google shall have the right, but not the obligation, to immediately and without notice Soft Suspend the Partner Entity’s relevant Ads account, until such time as the Partner Entity has made all payment. For the sake of clarity, the Soft Suspension hereunder does not preclude Google from exercising any other termination or Hard Suspension of right it might have under this Agreement, and it is not a precondition for Google to exercise any other termination or Hard Suspension of right it might have under this Agreement.

12.4 Termination by Either Party. Either Party may terminate this Agreement on thirty(30) days’ written notice to the other Party for any reason.

12.5 The expiry or termination of this Agreement for any cause will not affect in any way the survival of any right, duty or obligation of any of the Parties capable of surviving the expiry or termination of this Agreement.

12.6 For the avoidance of doubt, the expiry or termination of this Agreement will not of itself give rise to any claim against Google for indemnification or compensation, whether for loss of income, loss of agency rights, loss of goodwill, loss of expected income, loss of cost, or any analogous loss, other than a claim for actual damages if and to the extent that the termination was a breach of contract by Google.

12.7 If the Agreement is terminated pursuant to Section 12.1 (ii), 12.1(iii), or by Google pursuant to Section 12.2 or by the Partner pursuant to Section 12.4, Google will not be required to pay any Partner Capability Fund due under the Agreement.

12.8 Upon the expiry or termination of this Agreement:

a. all rights and licenses granted by one Party to the other will cease immediately; and

b. if requested, each Party will use reasonable endeavors to promptly return to the other Party, or destroy and certify the destruction of all Confidential Information of the other Party.

12.9 Termination of this Agreement itself does not (a) terminate Google Terms and Conditions which will continue to apply as between the Parties with respect to all Ads, or(b) prevent Partner from participating in the Ads program pursuant to Terms and Conditions which are made publicly available by Google, from time to time.

12.10 Notwithstanding anything in clause 8 (Confidentiality and Publicity) of this Agreement to the contrary, after the termination or expiration date either Party may make public announcement or disclose to any third-party in terms of the termination or expiration of this Agreement.

13.	Governance Policy.

Partner acknowledges and agrees to comply with a set of evolving governance policies regarding Ads account setting, booking, management, billing and other matters, which are made by Google for the implementation of this Agreement (“Governance Policy”) in fulfilling Partner’s obligations under this Agreement and related Terms and Conditions. Partner Entities shall keep a low number and rate of fraudster accounts and account suspensions, and keep a low risk level for related policy metrics. Google will provide Partner Governance Policy from time to time by emails or links.

14.	Miscellaneous.

14.1 Notices. All notices of termination or breach must be in English, in writing and addressed to the other Party’s Legal Department (or if it is not known if the other Party has a Legal Department, then to the other Party’s primary contact). The email address for notices being sent to Google’s Legal Department is legal-notices@google.com. All other notices must be in English, in writing and addressed to the other party’s primary contact. Notice will be treated as given on receipt, as verified by written or automated receipt or by electronic log (as applicable).

14.2 Subcontracting and Assignment

14.2.1 Subcontractors. No Partner Entity can subcontract its sales and marketing obligations under the Terms and Conditions to any third party company or individual (each a “Subcontractor”) without Google’s prior written approval, if the Partner Entity wants have Ads spending generated by such Subcontractor to be recognized as Qualifying Spend or Benefiting Spend under this Agreement.

14.2.2 Google may, in its sole discretion, give written notice requiring that Partner Entity ceases to subcontract its rights and obligations to any Subcontractor.

14.2.3 A Partner Entity may purchase or license from a third-party account management or operational tools for integration with the Google Ads API (“Platform Vendor”) provided that the Partner Entity:

a. enters into a separate written agreement with each such Platform Vendor;

b. informs Google (by e-mail) of the name of any Platform Vendor appointed by Partner;

c. has no more than one Platform Vendor simultaneously any time during the Term; and

d. procures that no Platform Vendor refers to itself as a participant in this Program.

14.2.4 To the extent that any act or omission by any Subcontractor or any Platform Vendor engaged under this clause 14.2 would constitute a breach of this Agreement if committed by a Partner Entity, the Partner Entity will be liable to Google for such act or omission as if the act or omission had been committed by the Partner Entity. The Partner Entity will indemnify Google, its agents, associated companies, directors, officer and employees, for any claims, losses, damages, liabilities, fees, costs, legal fees (on an indemnity basis) and/or expenses incurred by Google as a result of or in relation to any acts and/or omissions of any Subcontractor or of any Platform Vendor.

14.2.5 Subject to clauses 14.2.1 to 14.2.4 no Partner Entity will assign or otherwise transfer its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of Google.

14.2.6 Google may subcontract, assign or transfer any of its obligations or rights under this Agreement, in whole or in part, at its sole discretion to a Google Affiliate or, in the case of training, to a third-party training provider.

14.3 Compliance with Laws.

Compliance with Anti-Bribery Laws. In connection with this Agreement, Partner will (and will procure that each other Partner Entity will) comply with all applicable commercial and public anti-bribery laws (“Anti-Bribery Laws”), including, local anti-corruption laws, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010, which prohibit corrupt offers of anything of value, either directly or indirectly to anyone, including government officials, to obtain or keep business or to secure any other improper commercial advantage. “Government officials” include any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties. Furthermore, Partner will not (and will procure that each other Partner Entity will not) make any facilitation payments, which are payments to induce officials to perform routine functions they are otherwise obligated to perform. Compliance with Export laws. Partner will (and will procure that each other Partner Entity will) comply with all applicable export control and sanctions laws and regulations, including (i) the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, (ii) trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, and (iii) the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State.

14.4 Change of Control. Upon a change of control (for example, through a stock purchase or sale, merger, or other form of corporate transaction): (a) the Party experiencing the change of control will give written notice to the other Party within 30 days after the change of control, and (b) the other Party may immediately terminate this Agreement any time between the change of control and 30 days after it receives the written notice of this.

14.5 Equitable Relief. Nothing in this Agreement will limit either Party’s ability to seek equitable relief.

14.6 Amendments. Any amendment must be in writing, signed by both parties and expressly state that it is amending this Agreement.

14.7 No Waiver. Failure to enforce any provision will not constitute a waiver.

14.8 Severability. If any term (or part of a term) of this Agreement is invalid, illegal or unenforceable, the rest of the Agreement will continue in force unaffected.

14.9 No Agency. This Agreement does not create any Agency, partnership or joint venture between the Parties.

14.10 No Third Party Beneficiaries. This Agreement does not confer any benefits on any third party unless it expressly states that it does.

14.11 Force Majeure. Neither Party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.

14.12 Counterparts. The Parties may execute this Agreement in counterparts, including facsimile, PDF or other electronic copies, which taken together will constitute one instrument.

14.13 Entire Agreement. Subject to Section 11.2(b), this Agreement sets out all terms agreed between the Parties and supersedes all previous or contemporaneous agreements between the Parties relating to its subject matter. Save as expressly set out in this Agreement, no statement, representation or warranty shall be taken to have been made or implied in the course of any negotiations between the Parties prior to this Agreement. Neither Party will have any right or remedy in respect of any statement, representation or warranty (whether made negligently or innocently) not expressly set out in this Agreement.

14.14 Governing Law and Arbitration

14.14.1 This Agreement is governed by CALIFORNIA LAW, excluding its conflict of laws rules.

14.14.2 Definitions. “Dispute” means any contractual or non-contractual dispute regarding this Agreement, including its formation, validity, subject matter, interpretation, performance, or termination.

14.14.3 Settlement. The parties will try in good faith to settle any Dispute within 30 days after a party receives the first notice regarding the Dispute in accordance with Section 14.1 (Notices). If the parties are unable to resolve the Dispute within this 30-day period, either party may refer the Dispute to arbitration in accordance with Section 14.14.4 (Arbitration).

14.14.4 Arbitration. The parties will refer all Disputes to final, binding arbitration under the rules of the Singapore International Arbitration Centre subject to the International Expedited Procedures in force as of this Agreement’s Effective Date, regardless of the amount in dispute (“Rules”). The arbitration will be conducted in English by one arbitrator in Singapore, which will be the seat of arbitration.

14.14.5 Confidentiality. The arbitration is Confidential Information (including the arbitration’s existence and any oral or written information related to it). However, the parties may disclose to a competent court information necessary to execute any arbitral decision, but only if the confidentiality of those materials is maintained in those judicial proceedings.

14.14.6 Non-Monetary Relief. The arbitrator(s) may only issue its award based on law, not in equity, and may not award non-monetary relief.

14.14.7 Fees and Expenses. Each party will bear its own lawyers’ and experts’ fees and expenses, regardless of the arbitrator’s final decision regarding the Dispute.

Agreed by the Parties on the dates stated below.

Partner: Hqt Network Co., Limited

By:	/s/ Qi Xiaoyu
Name:	Qi Xiaoyu
Title:	Chief Executive Officer
Date:	January 16, 2024

Google: Google Asia Pacific Pte. Ltd.

By:	/s/ Lavanya Swetharanyan
Name:	Lavanya Swetharanyan
Title:	Director
Date:	January 18, 2024

Exhibit A - China Partner Capability Fund

1.	Calculation of Partner Capability Fund

1.1 Partner Capability Fund is the total of New Acquisition Capability Fund, and Activation Capability Fund calculated in accordance with this Exhibit A. For the purpose of clarity, Qualifying Spend, Benefiting Spend and product category (e.g. Non-AC) used in all calculations in this Section 2 have the same meaning as the same term defined in section 1(Definitions and Interpretation) of this Agreement.

1.2 The New Acquisition Capability Fund is calculated at ***% of Acquisition Benefiting Spend from Eligible New Advertisers and Carryover Eligible New Advertisers together during the same period.

1.3 Activation Capability Fund is calculated at ***% of Activation Benefiting Spend from Eligible Activation Advertisers during the same period.

2.	Payout Calculation Example:

Disclaimer: all numbers below are for illustrative purposes only and do not represent any real-life payout scenarios.

Note: Only numbers highlighted in blue are used in calculations.

2024 Ql (Jan-Mar)
	Total Ads Spend	Qualifying Spend (non-App only, exclude FR/HU/RU spend, etc.)
AC[l]	***	***
Non-AC	***	***
Total	***	***

	Eligible New Advertiser+ Carryover Eligible New Advertiser	Eligible Activation Advertiser

Qualifying Spend	***	***
Acquisition Benefiting Spend	***	***
Activation Benefiting Spend	***	***

1) New Acquisition Capability Fund

Payout= Acquisition Benefiting Spend from (Eligible New Advertiser+ Carryover Eligible New Advertiser) x***% = *** x***% = ***

2) Activation Capability Fund on all Eligible Activation Advertisers

Payout= Benefiting Spend from Eligible Activation Advertisers x ***% = *** x ***% =

***

Total PCF in this single Performance Period= *** + *** =***

[l]	AC spend is not included in 2024 CPP Ll scope. This is just for illustration purposes.

Exhibit B - Partner Entities and Territory

Partner Entities

HQT NETWORK CO., LIMITED

Address: Workshop 60, 3/F Block A, East Sun Industrial Centre, No. 16 Shing Yip Street, KL

Golden MCC

832-******

The Golden MCC can have descendent MCCs but cannot have ancestor MCCs. In principle, all Partner Entities can only have one Golden MCC. However, as one Golden MCC can only provide limited MCC slots, if and only if the Partner Entities’ total MCC amounts exceed the MCC limitation, the Partner Entities can set up another Golden MCC with Google’s prior written approval.

If the Partner would like to update Golden MCC, the Partner shall request Google’s approval in writing by email. Without Google’s written approval, the Golden MCC cannot be changed.

If the Golden MCC is suspended for any reasons or no reasons, any Ads spend of the Partner Entities generated during the suspension period will not be counted as Qualifying Spend.

Payment Profiles of Partner Entities

********

If the Partner Entities would like to change, add or update any Payment Profile of Partner Entities, Partner Entities shall notify Google of the detailed changes 30 days prior to the date when the Payment Profile of Partner Entities will be officially effective. Otherwise the Qualifying Spend may be partially missed outside the Program.

Any change of Golden MCC or Payment Profiles of Partner Entities will be effective in 30 days after Google’s approval. Qualifying Spend and PCF calculation will reflect these changes in the Performance Period when the changes first become effective, unless indicated by Google otherwise.

Exhibit C - Performance Commitments

1.	Google Partners Certification Program.

Partner agrees that by the end of the first Performance Period, ***% of all Partner and Partner Entities’ all digital accounts, planning and buying personnel (whether such personnel use Google products or not) have: (a) reviewed the Google Partners certification training materials as provided by Google; and (b) passed, as a minimum, the (i) Google Partners Display Advertising certification exam; (ii) Google Partners Video certification exam; and (iii) Google Ads Search Certification.

As of the date of this Agreement, it is estimated that ***% of Partner Entities’ all digital accounts, planning and buying personnel represents approximately 1 people, although compliance with the Performance Commitment will be assessed solely on the basis of the percentage stated above.

2.	Google Partner Training Program

Partner agrees that by the end of each Performance Period, ***% of personnel who use Google products for media planning and buying, including both sales and optimizers, need to pass at least 1 out of 6 Skillshop training by the end of each Quarter. In total, 4 training modules should be completed per person by the end of 2024.

Skillshop training modules include: Google Ads Search, Google Ads Display, Shopping ads, Google Ads Apps, Google Ads Video, Google Ads - Measurement.

Exhibit D - Performance Commitment Notice

**************************

Explanatory note for Partner: this Exhibit D sets out the template Performance Commitment Notice which should be used to generate the actual Performance Commitment Notice which Partner is required to provide in accordance with section 4 of the Agreement

**************************

Date:...........................................     20.....

This Performance Commitment Notice (“Performance Commitment Notice”) confirms whether or not certain Key Performance Indicators (“Performance Commitment”) have been completed by the Partner Entities covered by the Agreement (as defined below) in connection with Google’s China Partner Capability Fund. The Partner Capability Fund Agreement (“Agreement”) between Partner and Google dated                               is hereby incorporated by reference. Any capitalized terms not defined in this Performance Commitment Notice have the meanings assigned to them in the Agreement.

1.	Google Ads Certification Program Performance Commitment

1.1 By the end of the first Performance Period, 20% of all Partner Entities’ display account, planning and buying personnel (whether such personnel use Google products or not) have (a) reviewed the Google Partners certification training materials as provided by Google; and (b) passed, as a minimum, the (i) Google Partners Display Advertising certification exam; (ii) Google Partners Video certification exam; and (iii) Google Ads Search Certification.

D Yes, Partner has completed the above Performance Commitment(s). Please provide the names of the individuals that have passed the above exams in a CSV or MS Excel format along with this Performance Commitment Notice.

D No, Partner has not completed the above Performance Commitment(s). Explain:

________________________

1.2 The total number of all Partner and Partner Entities’ display, account, planning and buying personnel as of the end of the first Performance Period was approximately ___________________people.

2.	Google Partner Training Program

2.1 By the end of each Performance Period, 100% of personnel who use Google products for media planning and buying, including both sales and optimizers, have passed at least 1 out of 6 Skillshop training.

☐ Yes, Partner has completed the above Performance Commitment(s). Please provide the names of the individuals that have passed the above exams in a CSV or MS Excel format along with this Performance Commitment Notice.

☐ No, Partner has not completed the above Performance Commitment(s). Explain:

_____________________

2.2 By the end of 2024, 100% of personnel who use Google products for media planning and buying, including both sales and optimizers, have passed at least 4 out of 6 Skillshop training.

☐ Yes, Partner has completed the above Performance Commitment(s). Please provide the names of the individuals that have passed the above exams in a CSV or MS Excel format along with this Performance Commitment Notice.

☐ No, Partner has not completed the above Performance Commitment(s). Explain:

_____________________

By signing this Performance Commitment Notice Partner warrants that all information provided herein is, to the best of its knowledge, complete and correct.

Partner:

By:

Name:
Title:
Date: